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                                                                    Exhibit 99.1

[GENCORP LOGO]

NEWS RELEASE

INVESTOR CONTACT:          YASMIN SEYAL
                           SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                           916-351-8585

PRESS CONTACT:             LINDA BEECH CUTLER
                           VICE PRESIDENT, CORPORATE COMMUNICATIONS
                           916-351-8650

FOR IMMEDIATE RELEASE

    GENCORP COMPLETES CONSENT SOLICITATION WITH RESPECT TO ITS 9-1/2% SENIOR
                           SUBORDINATED NOTES DUE 2013

SACRAMENTO, CALIF. - November 1, 2004 - GenCorp Inc. ("GenCorp") (NYSE: GY) announced today that pursuant to the terms of its previously announced consent solicitation with respect to a proposed amendment to the indenture governing its 9-1/2% Senior Subordinated Notes due 2013 (the "Notes"), it has received consents to the amendment representing greater than a majority in principal amount of the Notes outstanding as of the expiration of the consent solicitation at 5:00 pm, New York City time, on October 29, 2004 (the "Expiration Time").

As of the Expiration Time, consents had been received and not withdrawn from approximately $99.8 million in aggregate principal amount, or approximately 67%, of the outstanding Notes. GenCorp, its subsidiaries that are party to the indenture and the trustee under the indenture have executed a supplemental indenture that effects the proposed amendment. Payment of the consent fee is expected to be made today, November 1, 2004.

The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated October 20, 2004. Wachovia Securities is the Solicitation Agent for the consent solicitation. Persons with questions regarding the consent solicitation should contact Wachovia Securities, at (704) 715-8341 (collect) or (866) 309-6316 (toll-free). Holders of Notes can obtain copies of the consent solicitation statement and related material from the Information and Tabulation Agent, Global Bondholder Services Corporation, at
(212) 430-3774 (banks and brokers) or (866) 873-5600 (toll-free).

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GenCorp is a technology-based manufacturer with positions in the aerospace and defense and real estate industries. Additional information about GenCorp can be obtained by visiting GenCorp's web site at www.GenCorp.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp's future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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